Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-23201) pertaining to the Unifi, Inc. 1982 Incentive Stock Option Plan and the 1987 Non-Qualified Stock Option Plan, and the Registration Statement (Form S-8 No. 33-53799) pertaining to the Unifi, Inc. 1992 Incentive Stock Option Plan and Unifi Spun Yarns, Inc. 1992 Employee Stock Option Plan, and Registration Statement (Form S-8 No. 333-35001) pertaining to the Unifi, Inc. 1996 Incentive Stock Option Plan and the Unifi, Inc. 1996 Non-Qualified Stock Option Plan of our report dated July 20, 1999, with respect to the consolidated financial statements and schedule of Unifi, Inc. included in this Annual Report (Form 10-K) for the year ended June 27, 1999.

/s/ ERNST & YOUNG LLP

Greensboro, North Carolina
September 20, 1999